Exhibit 99.1

NYSE: TRV

Travelers Reports Second Quarter Net and Operating Income per Diluted Share of $2.24 and $2.20, Respectively

Return on Equity and Operating Return on Equity of 10.9% and 11.6%, Respectively

•             Net and operating income of $664 million and $649 million, respectively, declined from the prior year quarter, primarily due to higher catastrophe losses, including the Fort McMurray wildfires, higher non-catastrophe weather-related losses and lower net investment income.

•             Strong consolidated underwriting results, as reflected in combined ratio of 93.1% and underlying combined ratio of 92.3%.

•             Record net written premiums of $6.345 billion, up 3% from prior year quarter.

•             Total capital returned to shareholders of $747 million in the quarter, including $550 million of share repurchases. Year-to-date total capital returned to shareholders of $1.537 billion, including $1.159 billion of share repurchases.

•             Book value per share of $85.73 increased 11% from end of prior year quarter and 7% from year-end 2015. Adjusted book value per share of $77.61 increased 6% and 3%, respectively, from same dates.

•             Board of Directors declared quarterly dividend per share of $0.67.

New York, July 21, 2016 —  The Travelers Companies, Inc. today reported net income of $664 million, or $2.24 per diluted share, for the quarter ended June 30, 2016, compared to $812 million, or $2.53 per diluted share, in the prior year quarter. Operating income in the current quarter was $649 million, or $2.20 per diluted share, compared to $806 million, or $2.52 per diluted share, in the prior year quarter. These declines were primarily driven by catastrophe and certain non-catastrophe weather-related losses (i.e., losses from events designated by Property Claim Services (PCS) as catastrophes that did not meet the Company’s reporting thresholds for catastrophe losses) that were higher by $135 million after-tax ($200 million pre-tax) and net investment income that was lower by $61 million after-tax ($83 million pre-tax), partially offset by net favorable prior year reserve development that was higher by $59 million after-tax ($81 million pre-tax). The prior year quarter also included a $32 million tax benefit. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended June 30,				Six Months Ended June 30,
except for premiums & revenues)	2016	2015	Change		2016	2015	Change
Net written premiums	$6,345	$6,169	3%		$12,511	$12,066	4%
Total revenues	$6,785	$6,710	1		$13,471	$13,339	1

Net income	$664	$812	(18)		$1,355	$1,645	(18)
per diluted share	$2.24	$2.53	(11)		$4.55	$5.08	(10)
Operating income	$649	$806	(19)		$1,347	$1,633	(18)
per diluted share	$2.20	$2.52	(13)		$4.52	$5.05	(10)

Diluted weighted average shares outstanding	293.6	318.0	(8)		295.6	321.2	(8)

Combined ratio	93.1%	90.8%	2.3	pts	92.7%	89.9%	2.8	pts
Underlying combined ratio	92.3%	90.6%	1.7	pts	91.2%	90.4%	0.8	pts

Return on equity	10.9%	13.3%	(2.4	)pts	11.2%	13.3%	(2.1	)pts
Operating return on equity	11.6%	14.2%	(2.6	)pts	12.0%	14.3%	(2.3	)pts

				Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
	2016	2015	2015	2015	2015
Book value per share	$85.73	$79.75	$77.51	7%	11%
Adjusted book value per share	77.61	75.39	73.09	3	6

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“Our second quarter results were solid, with operating income of $649 million and operating return on equity of 11.6%,” commented Alan Schnitzer, Chief Executive Officer. “We were particularly pleased with our operating return on equity relative to the persistent and increasingly low interest rate environment, which highlights our ability to continue to generate attractive underwriting returns. Our underwriting results remained strong, as reflected in a 93.1% combined ratio, despite catastrophe and other PCS weather-related losses being higher by $135 million after-tax as compared to the prior year quarter. As a consequence of the interest rate environment, returns from our high-quality fixed income portfolio declined by $21 million after-tax, in line with our expectations. Returns from our non-fixed income portfolio declined from the prior year period but remained positive and improved from recent quarters. In terms of capital management, we returned $747 million of excess capital to shareholders in the quarter, including $550 million of share repurchases, bringing the total capital returned to shareholders year-to-date to more than $1.5 billion.

“We continue to be very pleased with the execution of our marketplace strategies, both in terms of the record volume of premium we wrote in the quarter and the modeled returns on that business. In our commercial businesses, retentions remained at historically high levels, with positive renewal premium change and strong new business growth, including 10% new business growth in domestic Business Insurance. Personal Insurance net written premiums grew 9% from the prior year quarter to a record of over $2.1 billion, driven by accelerating growth in both auto and homeowners policies in force.

“Our results this quarter again demonstrate the value of our significant competitive advantages, our strong balance sheet, the best talent in the business and our return-focused underwriting culture. With these strengths and our active capital management philosophy, we remain well-positioned to continue to deliver superior shareholder value over time.”

Consolidated Results

	Three Months Ended June 30,				Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2016	2015	Change		2016	2015	Change
Underwriting gain:	$388	$511	$(123)		$816	$1,131	$(315)
Underwriting gain includes:
Net favorable prior year reserve development	288	207	81		468	450	18
Catastrophes, net of reinsurance	(333)	(221)	(112)		(651)	(383)	(268)

Net investment income	549	632	(83)		1,093	1,224	(131)

Other income/(expense), including interest expense	(69)	(77)	8		(115)	(151)	36
Operating income before income taxes	868	1,066	(198)		1,794	2,204	(410)
Income tax expense	219	260	(41)		447	571	(124)
Operating income	649	806	(157)		1,347	1,633	(286)
Net realized investment gains after income taxes	15	6	9		8	12	(4)
Net Income	$664	$812	$(148)		$1,355	$1,645	$(290)

Combined ratio	93.1%	90.8%	2.3	pts	92.7%	89.9%	2.8	pts

Impact on combined ratio
Net favorable prior year reserve development	(4.7)	(3.5)	(1.2	)pts	(3.9)	(3.8)	(0.1	)pts
Catastrophes, net of reinsurance	5.5	3.7	1.8	pts	5.4	3.3	2.1	pts

Underlying combined ratio	92.3%	90.6%	1.7	pts	91.2%	90.4%	0.8	pts

Net written premiums
Business and International Insurance	$3,680	$3,679	—%		$7,594	$7,476	2%
Bond & Specialty Insurance	536	534	—		1,028	1,012	2
Personal Insurance	2,129	1,956	9		3,889	3,578	9
Total	$6,345	$6,169	3%		$12,511	$12,066	4%

Second Quarter 2016 Results

(All comparisons vs. second quarter 2015, unless noted otherwise)

Net income of $664 million after-tax decreased $148 million, or 18%. Within net income, operating income of $649 million after-tax decreased by $157 million, or 19%, primarily driven by catastrophe and certain non-catastrophe weather-related losses that were higher by $135 million after-tax ($200 million pre-tax) and net investment income that was lower by $61 million after-tax ($83 million pre-tax), partially offset by net favorable prior year reserve development that was higher by $59 million after-tax ($81 million pre-tax). The prior year quarter also included a $32 million tax benefit. In addition, net income benefited from net realized investment gains of $15 million after-tax ($19 million pre-tax) in the current quarter compared to net realized investment gains of $6 million after-tax ($10 million pre-tax) in the prior year quarter.

Underwriting results

•                  The combined ratio remained strong at 93.1%. It increased 2.3 points due to higher catastrophe losses (1.8 points) and a higher underlying combined ratio (1.7 points), partially offset by higher net favorable prior year reserve development (1.2 points).

•                  The underlying combined ratio of 92.3% increased 1.7 points, primarily driven by higher non-catastrophe weather-related losses and, to a lesser extent, the impact of loss cost trends that exceeded earned pricing.

•                  Net favorable prior year reserve development occurred in Business and International Insurance and Bond & Specialty Insurance. Catastrophe losses primarily resulted from wind and hail storms in several regions of the United States and the Fort McMurray wildfires in Canada.

Net investment income of $549 million pre-tax ($442 million after-tax) decreased due to lower returns in both the non-fixed income and fixed-income portfolios. Non-fixed income returns declined due to lower private equity and real estate partnership returns but remained positive and improved from recent quarters. As a consequence of the low interest rate environment, returns from our high-quality fixed-income portfolio declined in line with our expectations.

Record net written premiums of $6.345 billion increased 3%, primarily driven by growth in Personal Insurance and domestic Business Insurance net written premiums.

Year-to-Date 2016 Results

(All comparisons vs. year-to-date 2015, unless noted otherwise)

Net income of $1.355 billion after-tax decreased $290 million due to lower operating income and lower after-tax net realized investment gains. Operating income of $1.347 billion after-tax decreased $286 million, primarily driven by higher catastrophe losses and lower net investment income. The prior year period also included a $32 million tax benefit.

Underwriting results

•                  The combined ratio remained strong at 92.7%. It increased 2.8 points due to higher catastrophe losses (2.1 points) and a higher underlying combined ratio (0.8 points), partially offset by higher net favorable prior year reserve development (0.1 points).

•                  The underlying combined ratio of 91.2% increased 0.8 points, primarily driven by the impact of loss cost trends that exceeded earned pricing.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the second quarter events discussed above, as well as wind and hail storms in Texas and several other regions of the United States and winter storms in the eastern United States in the first quarter.

Net investment income of $1.093 billion pre-tax ($881 million after-tax) decreased primarily due to the same factors discussed above, as well as lower hedge fund returns.

Other income/(expense) included proceeds from the favorable settlement of a claims-related legal matter in the first quarter of 2016.

Record net written premiums of $12.511 billion increased 4%, benefiting from strong retention, positive renewal premium changes and increases in new business volumes in each segment.

Shareholders’ Equity

Shareholders’ equity of $24.714 billion increased 5% from year-end 2015, primarily due to an increase in after-tax net unrealized investment gains. After-tax net unrealized investment gains were $2.341 billion ($3.585 billion pre-tax), compared to $1.289 billion after-tax ($1.974 billion pre-tax) at year-end 2015. Book value per share of $85.73 and adjusted book value per share of $77.61 increased 7% and 3%, respectively, from year-end 2015.

The Company repurchased 4.9 million shares during the second quarter at an average price of $112.12 per share for a total cost of $550 million, leaving $2.234 billion of remaining capacity under the existing share repurchase authorization at the end of the quarter. At the end of second quarter 2016, statutory capital and surplus was $20.634 billion and the ratio of debt-to-capital was 20.7%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains was 22.3%, well within the Company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.67 per share. This dividend is payable on September 30, 2016, to shareholders of record as of the close of business on September 9, 2016.

Business and International Insurance Segment Financial Results

	Three Months Ended June 30,				Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2016	2015	Change		2016	2015	Change

Underwriting gain:	$77	$230	$(153)		$249	$458	$(209)
Underwriting gain includes:
Net favorable prior year reserve development	138	103	35		231	180	51
Catastrophes, net of reinsurance	(212)	(108)	(104)		(360)	(207)	(153)

Net investment income	420	487	(67)		835	941	(106)

Other income	8	5	3		41	13	28
Operating income before income taxes	505	722	(217)		1,125	1,412	(287)
Income tax expense	112	179	(67)		256	354	(98)
Operating income	$393	$543	$(150)		$869	$1,058	$(189)

Combined ratio	97.5%	93.2%	4.3	pts	96.2%	93.3%	2.9	pts

Impact on combined ratio
Net favorable prior year reserve development	(3.8)	(2.8)	(1.0	)pts	(3.2)	(2.5)	(0.7	)pts
Catastrophes, net of reinsurance	5.8	2.9	2.9	pts	5.0	2.9	2.1	pts

Underlying combined ratio	95.5%	93.1%	2.4	pts	94.4%	92.9%	1.5	pts

Net written premiums by market
Domestic
Select Accounts	$709	$709	—%		$1,433	$1,431	—%
Middle Market	1,494	1,451	3		3,323	3,177	5
National Accounts	234	228	3		554	527	5
First Party	466	452	3		824	792	4
Specialized Distribution	302	300	1		588	568	4
Total Domestic	3,205	3,140	2		6,722	6,495	3
International	475	539	(12)		872	981	(11)
Total	$3,680	$3,679	—%		$7,594	$7,476	2%

Second Quarter 2016 Results

(All comparisons vs. second quarter 2015, unless noted otherwise)

Operating income for Business and International Insurance was $393 million after-tax, a decrease of $150 million, primarily driven by higher catastrophe losses, higher non-catastrophe weather-related losses and lower net investment income, partially offset by higher net favorable prior year reserve development. The prior year quarter also included a $12 million tax benefit.

Underwriting results

•                  The combined ratio of 97.5% increased 4.3 points due to higher catastrophe losses (2.9 points) and a higher underlying combined ratio (2.4 points), partially offset by higher net favorable prior year reserve development (1.0 point).

•                  The underlying combined ratio of 95.5% increased 2.4 points, primarily driven by higher non-catastrophe weather-related losses and the impact of loss cost trends that exceeded earned pricing.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the Company’s domestic operations in (i) the workers’ compensation product line for accident years 2006 and prior as well as accident year 2015 and (ii) the general liability product line for both primary and excess coverages for accident years 2011 and 2015, as well as in the Company’s international operations in Europe. These improvements were partially offset by a $53 million after-tax ($82 million pre-tax) increase to environmental reserves.

Net written premiums of $3.680 billion were comparable with the prior year quarter. Domestic net written premiums increased 2%, primarily driven by an increase in retention rates, positive renewal premium changes and an increase in new business volume. International net written premiums decreased 12%, primarily driven by the impact of changes in foreign currency exchange rates and the impacts of disciplined underwriting and lower levels of economic activity impacting insured exposures in the Company’s European operations, including Lloyd’s.

Year-to-Date 2016 Results

(All comparisons vs. year-to-date 2015, unless noted otherwise)

Operating income for Business and International Insurance was $869 million after-tax, a decrease of $189 million, primarily driven by higher catastrophe losses and lower net investment income. The prior year period also included a $12 million tax benefit.

Underwriting results

•                  The combined ratio of 96.2% increased 2.9 points due to higher catastrophe losses (2.1 points) and a higher underlying combined ratio (1.5 points), partially offset by higher net favorable prior year reserve development (0.7 points).

•                  The underlying combined ratio of 94.4% increased 1.5 points, primarily driven by the impact of loss cost trends that exceeded earned pricing and a slight increase in the expense ratio due to normal quarterly fluctuations in expenses and the impact of strategic initiatives in the Company’s international businesses.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the Company’s domestic operations in (i) the workers’ compensation product line for accident years 2006 and prior as well as accident year 2015 and (ii) the general liability product line related to both primary and excess coverages for accident years 2011, 2013 and 2015 and (iii) the commercial automobile product line for accident years 2010 and prior, as well as in the Company’s international operations in Europe and Canada. These improvements were partially offset by a $53 million after-tax ($82 million pre-tax) increase to environmental reserves.

Other income included proceeds from the favorable settlement of a claims-related legal matter in the first quarter of 2016.

Net written premiums of $7.594 billion increased 2% due to the same factors discussed above for the second quarter.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2016		2015		Change		2016		2015		Change

Underwriting gain:	$244		$136		$108		$398		$254		$144
Underwriting gain includes:
Net favorable prior year reserve development	150		40		110		210		75		135
Catastrophes, net of reinsurance	(3)		(1)		(2)		(4)		(2)		(2)

Net investment income	51		57		(6)		103		113		(10)

Other income	6		5		1		9		10		(1)
Operating income before income taxes	301		198		103		510		377		133
Income tax expense	99		47		52		164		102		62
Operating income	$202		$151		$51		$346		$275		$71

Combined ratio	52.4%		73.7%		(21.3	)pts	60.8%		74.9%		(14.1	)pts

Impact on combined ratio
Net favorable prior year reserve development	(29.1	)pts	(7.7	)pts	(21.4	)pts	(20.6	)pts	(7.3	)pts	(13.3	)pts
Catastrophes, net of reinsurance	0.6	pts	0.3	pts	0.3	pts	0.4	pts	0.2	pts	0.2	pts

Underlying combined ratio	80.9%		81.1%		(0.2	)pts	81.0%		82.0%		(1.0	)pts

Net written premiums
Management Liability	$331		$322		3%		$656		$643		2%
Surety	205		212		(3)		372		369		1
Total	$536		$534		—%		$1,028		$1,012		2%

Second Quarter 2016 Results

(All comparisons vs. second quarter 2015, unless noted otherwise)

Operating income for Bond & Specialty Insurance was $202 million after-tax, an increase of $51 million, primarily driven by higher net favorable prior year reserve development. The prior year quarter included a $16 million tax benefit.

Underwriting results

•                  The combined ratio was very strong at 52.4% and improved 21.3 points due to higher net favorable prior year reserve development (21.4 points) and a lower underlying combined ratio (0.2 points), partially offset by higher catastrophe losses (0.3 points).

•                  The underlying combined ratio was strong at 80.9%.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in (i) the fidelity and surety product line for accident years 2010, 2013 and 2014 and (ii) the general liability product line for accident years 2007 through 2011.

Net written premiums of $536 million were comparable to the prior year quarter.

Year-to-Date 2016 Results

(All comparisons vs. year-to-date 2015, unless noted otherwise)

Operating income for Bond & Specialty Insurance was $346 million after-tax, an increase of $71 million, primarily driven by the same factors discussed above for the second quarter.

Underwriting results

•                  The combined ratio of 60.8% improved 14.1 points due to higher net favorable prior year reserve development (13.3 points) and a lower underlying combined ratio (1.0 point), partially offset by higher catastrophe losses (0.2 points).

•                  The underlying combined ratio of 81.0% improved 1.0 point, primarily driven by the impact of certain customer-related intangible assets which became fully amortized during the second quarter of 2015.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in (i) the surety and fidelity product line for accident years 2010 through 2014 and (ii) the general liability product line for accident years 2007 through 2011.

Net written premiums of $1.028 billion increased 2%, primarily driven by an increase in retention rates, positive renewal premium changes and an increase in new business volume in Management Liability, as well as higher volume in Surety.

Personal Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2016		2015		Change		2016		2015		Change

Underwriting gain:	$67		$145		$(78)		$169		$419		$(250)
Underwriting gain includes:
Net favorable prior year reserve development	—		64		(64)		27		195		(168)
Catastrophes, net of reinsurance	(118)		(112)		(6)		(287)		(174)		(113)

Net investment income	78		88		(10)		155		170		(15)

Other income	14		12		2		28		24		4
Operating income before income taxes	159		245		(86)		352		613		(261)
Income tax expense	43		71		(28)		97		187		(90)
Operating income	$116		$174		$(58)		$255		$426		$(171)

Combined ratio	95.7%		91.1%		4.6	pts	94.7%		87.3%		7.4	pts

Impact on combined ratio
Net favorable prior year reserve development	—	pts	(3.5	)pts	3.5	pts	(0.7	)pts	(5.5	)pts	4.8	pts
Catastrophes, net of reinsurance	6.2	pts	6.2	pts	—	pts	7.6	pts	4.9	pts	2.7	pts

Underlying combined ratio	89.5%		88.4%		1.1	pts	87.8%		87.9%		(0.1	)pts

Net written premiums
Agency Automobile(1)	$1,018		$890		14%		$1,950		$1,712		14%
Agency Homeowners & Other(1)	1,036		1,010		3		1,796		1,758		2
Direct to Consumer	75		56		34		143		108		32
Total	$2,129		$1,956		9%		$3,889		$3,578		9%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Second Quarter 2016 Results

(All comparisons vs. second quarter 2015, unless noted otherwise)

Operating income for Personal Insurance was $116 million after-tax, a decrease of $58 million, primarily driven by lower net favorable prior year reserve development. The prior year quarter included a $4 million tax benefit.

Underwriting results

•                  The combined ratio of 95.7% increased 4.6 points due to lower net favorable prior year reserve development (3.5 points) and a higher underlying combined ratio (1.1 points).

•                  The underlying combined ratio of 89.5% increased 1.1 points, primarily driven by the impact of significantly higher new business volumes in recent years and normal quarterly variability in weather and other loss activity, partially offset by a lower expense ratio.

Record net written premiums of $2.129 billion increased 9%. Agency Automobile net written premiums grew 14% with an increase in policies in force of 11% from the prior year period, driven by the success of Quantum Auto 2.0. Agency Homeowners & Other net written premiums grew 3% with an increase in policies in force of 2% from the prior year period.

Year-to-Date 2016 Results

(All comparisons vs. year-to-date 2015, unless noted otherwise)

Operating income for Personal Insurance was $255 million after-tax, a decrease of $171 million, primarily due to lower net favorable prior year reserve development, higher catastrophe losses and lower net investment income, partially offset by a higher underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses). The prior year period included a $4 million tax benefit.

Underwriting results

•                  The combined ratio of 94.7% increased 7.4 points due to lower net favorable prior year reserve development (4.8 points) and higher catastrophe losses (2.7 points).

•                  The underlying combined ratio remained strong at 87.8%.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in (i) the Automobile product line for accident year 2014 and (ii) the Homeowners and Other product line for liability coverages for accident year 2014.

Record net written premiums of $3.889 billion increased 9% due to the same factors as discussed above for second quarter 2016.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, July 21, 2016. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-763-5615 within the U.S. and 1-212-231-2926 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available at the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21811916 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $27 billion in 2015. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business and International Insurance — The Business and International Insurance segment offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States and in Canada, as well as in the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance — The Bond & Specialty Insurance segment provides surety, crime, management and professional liability, and cyber risk coverages and related risk management services to a wide range of primarily domestic customers, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance — The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•                  the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and operating income, investment income and performance, loss costs, return on equity and expected current returns and combined ratios);

•                  share repurchase plans;

•                  future pension plan contributions;

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic (including rapid changes in commodity prices, such as a significant decline in oil and gas prices, as well as fluctuations in foreign currency exchange rates) and underwriting market conditions; and

•                  strategic initiatives to improve profitability and competitiveness.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption, economic downturn or prolonged period of slow economic growth, the Company’s business could be materially and adversely affected;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the Company’s financial results could be materially and adversely affected;

•                  the Company’s investment portfolio may suffer material realized or unrealized losses. The Company’s investment portfolio may also suffer reduced or low returns, particularly if interest rates remain at historically low levels for a prolonged period of time or decline further as a result of actions taken by central banks (a risk which potentially could be increased by, among other things, the United Kingdom’s expected withdrawal from the European Union);

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the intense competition that the Company faces could harm its ability to maintain or increase its business volumes and its profitability;

•                  disruptions to the Company’s relationships with its independent agents and brokers could adversely affect the Company;

•                  the Company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all;

•                  the Company is exposed to credit risk in certain of its business and investment operations including through the utilization of reinsurance or structured settlements, as well as guarantees or indemnifications from third parties;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  the Company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data and network security, including as a result of cyber-attacks, outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•                  the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations, as well as the risks and uncertainties associated with the United Kingdom’s expected withdrawal from the European Union;

•                  regulatory changes outside of the United States, including in Canada and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes to existing accounting standards may adversely impact the Company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 11, 2016, as updated by our periodic filings with the SEC.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.  Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2016	2015	2016	2015
Operating income	$868	$1,066	$1,794	$2,204
Net realized investment gains	19	10	10	20
Net income	$887	$1,076	$1,804	$2,224

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2016	2015	2016	2015
Operating income	$649	$806	$1,347	$1,633
Net realized investment gains	15	6	8	12
Net income	$664	$812	$1,355	$1,645

	Twelve Months Ended December 31,
($ in millions, after-tax)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Operating income, less preferred dividends	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	—	—	—	1	3	3	4	4	5	6
Operating income	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains/(losses)	2	51	106	32	36	173	22	(271)	101	8	35
Income from continuing operations	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	—	—	—	(439)
Net income	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Basic earnings per share
Operating income	$2.22	$2.54	$4.58	$5.10
Net realized investment gains	0.05	0.02	0.02	0.04
Net income	$2.27	$2.56	$4.60	$5.14

Diluted earnings per share
Operating income	$2.20	$2.52	$4.52	$5.05
Net realized investment gains	0.04	0.01	0.03	0.03
Net income	$2.24	$2.53	$4.55	$5.08

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2016	2015	2016	2015

Business and International Insurance	$393	$543	$869	$1,058
Bond & Specialty Insurance	202	151	346	275
Personal Insurance	116	174	255	426
Total segment operating income	711	868	1,470	1,759
Interest Expense and Other	(62)	(62)	(123)	(126)
Total operating income	$649	$806	$1,347	$1,633

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of December 31,
($ in millions)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Adjusted shareholders’ equity	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227
Net unrealized investment gains/(losses), net of tax	1,289	1,966	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327
Net realized investment gains/(losses), net of tax	2	51	106	32	36	173	22	(271)	101	8	35
Preferred stock	—	—	—	—	—	68	79	89	112	129	153
Discontinued operations	—	—	—	—	—	—	—	—	—	—	(439)
Shareholders’ equity	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2016	2015	2016	2015

Annualized operating income	$2,598	$3,225	$2,695	$3,266
Adjusted average shareholders’ equity	22,383	22,755	22,372	22,786
Operating return on equity	11.6%	14.2%	12.0%	14.3%

Annualized net income	$2,654	$3,247	$2,710	$3,289
Average shareholders’ equity	24,440	24,484	24,161	24,662
Return on equity	10.9%	13.3%	11.2%	13.3%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through June 30, 2016

	Six Months Ended
	June 30,		Twelve Months Ended December 31,
($ in millions)	2016	2015	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$1,347	$1,633	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized operating income	2,695	3,266
Adjusted average shareholders’ equity	22,372	22,786	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	12.0%	14.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through June 30, 2016			13.4%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax except as noted)	2016	2015	2016	2015

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$433	$525	$999	$1,064
Pre-tax impact of catastrophes	(333)	(221)	(651)	(383)
Pre-tax impact of net favorable prior year loss reserve development	288	207	468	450
Pre-tax underwriting gain	388	511	816	1,131
Income tax expense on underwriting results	140	158	279	383
Underwriting gain	248	353	537	748
Net investment income	442	503	881	981
Other expense, including interest expense	(41)	(50)	(71)	(96)
Operating income	649	806	1,347	1,633
Net realized investment gains	15	6	8	12
Net income	$664	$812	$1,355	$1,645

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio:  For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators.  The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Calculation of the Combined Ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2016	2015	2016	2015

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,762	$3,547	$7,474	$6,978
Less:
Policyholder dividends	11	10	21	19
Allocated fee income	45	43	89	85
Loss ratio numerator	$3,706	$3,494	$7,364	$6,874

Underwriting expense ratio
Amortization of deferred acquisition costs	$989	$963	$1,960	$1,926
General and administrative expenses (G&A)	1,054	1,032	2,049	2,027
Less:
G&A included in Interest Expense and Other	7	7	15	14
Allocated fee income	74	72	147	144
Billing and policy fees and other	22	22	44	45
Expense ratio numerator	$1,940	$1,894	$3,803	$3,750

Earned premium	$6,067	$5,931	$12,048	$11,819

Combined ratio (1)
Loss and loss adjustment expense ratio	61.1%	58.9%	61.1%	58.2%
Underwriting expense ratio	32.0%	31.9%	31.6%	31.7%
Combined ratio	93.1%	90.8%	92.7%	89.9%

(1)            For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Shareholders’ Equity, excluding net unrealized investment gains, net of tax, to Shareholders’ Equity

	As of
	June 30,	December 31,	June 30,
($ in millions, except per share amounts)	2016	2015	2015

Tangible shareholders’ equity	$18,573	$18,517	$18,924
Goodwill	3,588	3,573	3,594
Other intangible assets	274	279	284
Less: Impact of deferred tax on other intangible assets	(62)	(60)	(57)
Shareholders’ equity, excluding net unrealized investment gains, net of tax	22,373	22,309	22,745
Net unrealized investment gains, net of tax	2,341	1,289	1,376
Shareholders’ equity	$24,714	$23,598	$24,121

Common shares outstanding	288.3	295.9	311.2

Tangible book value per share	$64.43	$62.58	$60.81
Adjusted book value per share	77.61	75.39	73.09
Book value per share	85.73	79.75	77.51

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the Company’s management, the debt to capital ratio is useful in an analysis of the Company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	June 30,	December 31,	June 30,
($ in millions)	2016	2015	2015

Debt	$6,436	$6,344	$6,350
Shareholders’ equity	24,714	23,598	24,121
Total capitalization	31,150	29,942	30,471
Net unrealized investment gains, net of tax	2,341	1,289	1,376
Total capitalization excluding net unrealized gain on investments, net of tax	$28,809	$28,653	$29,095

Debt-to-capital ratio	20.7%	21.2%	20.8%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	22.3%	22.1%	21.8%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For the Business and International Insurance and Bond & Specialty Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For the Business and International Insurance segment, retention, renewal premium change and new business exclude National Accounts and surety. For the Bond & Specialty Insurance segment, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices (SAP).

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 11, 2016.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Chris Hubbard
917.778.6267	917.778.6844	860.954.6662
	Kellen Booher
	917.778.6027